Exhibit 99.1

AMETEK Announces Record Second Quarter Results and Raises 2021 Guidance

BERWYN, Pa., Aug. 3, 2021 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the second quarter ended June 30, 2021.

AMETEK’s second quarter 2021 sales were a record $1.39 billion, a 37% increase over the second quarter of 2020, with organic sales growth of 25%. Operating income increased 39% to a record $316.6 million and operating margins were 22.8%, up 40 basis points over the prior-year period.

On a GAAP basis, second quarter earnings per diluted share were $1.00. Adjusted earnings were a record $1.15 per diluted share, up 37% versus the prior year’s adjusted results. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.15 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

“AMETEK delivered outstanding results in the second quarter with record sales, operating income and adjusted earnings,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Sales growth and operating performance were exceptionally strong while earnings exceeded our expectations. Order growth remains robust and broad-based resulting in a record $2.5 billion in backlog. Additionally, our businesses generated outstanding levels of cash flow with free cash flow conversion a strong 114% of net income.”

Electronic Instruments Group (EIG)
Second quarter EIG sales were a record $933.9 million, up 44% compared to last year’s second quarter. EIG’s operating income in the quarter was up 42% to $226.6 million, and operating margins were 24.3%.

“EIG performed exceptionally well in the quarter with a record level of sales driven by strong organic growth and contributions from the recent acquisitions,” noted Mr. Zapico. “EIG also delivered superb operating performance with operating income up more than 40% and strong core operating margin expansion.”

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Electromechanical Group (EMG)
EMG sales in the second quarter were $452.4 million, an increase of 24% over the second quarter of 2020. Operating income for EMG increased 33% over the prior-year period to a record $112.4 million, and operating margins were up 170 basis points to a record 24.9%.

“EMG had an exceptional quarter with strong sales growth and outstanding operating performance,” commented Mr. Zapico. “Our team’s tremendous efforts during the pandemic positioned us well to benefit from the recovery resulting in robust margin expansion.”

2021 Outlook
“We are pleased with AMETEK’s performance through the first half of the year. Sales and orders growth has been broad based as the global economy continues its recovery. Our businesses are executing extremely well, generating strong levels of cash flow which firmly position us to continue investing in growth opportunities including strategic acquisitions. This outstanding performance, along with our proven ability to manage well through various economic cycles, reflects the strength and sustainable nature of the AMETEK Growth Model,” continued Mr. Zapico.

“Following our second quarter results, we are increasing our guidance for the year. For 2021, we now expect overall sales to be up approximately 20% with organic sales up approximately 10%. Adjusted earnings per diluted share are expected to be in the range of $4.62 to $4.68, up 17% to 18% over 2020 and an increase from our previous guidance range of $4.48 to $4.56 per diluted share," he added.

"We expect overall sales in the third quarter to be up in the mid-20% range compared to the third quarter of 2020. Adjusted earnings per diluted share are anticipated to be in the range of $1.16 to $1.18, up 15% to 17% over the same period in 2020," concluded Mr. Zapico.

Conference Call
AMETEK will webcast its second quarter 2021 investor conference call on Tuesday, August 3, 2021, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

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About AMETEK
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of approximately $5.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to COVID-19 and its potential impact on AMETEK’s operations, supply chain, and demand across key end markets; AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
AMETEK, Inc.
Kevin Coleman
Vice President, Investor Relations
1100 Cassatt Road
Berwyn, Pennsylvania 19312
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$1,386,346	$1,011,922	$2,602,088	$2,214,140
Cost of sales	912,712	669,195	1,702,104	1,493,842
Selling, general and administrative	157,023	115,737	290,028	261,268
Total operating expenses	1,069,735	784,932	1,992,132	1,755,110
Operating income	316,611	226,990	609,956	459,030
Interest expense	(20,442)	(22,669)	(39,389)	(45,410)
Other (expense) income, net	(4,414)	2,131	(6,356)	143,907
Income before income taxes	291,755	206,452	564,211	557,527
Provision for income taxes	60,076	40,235	113,299	110,694
Net income	$231,679	$166,217	$450,912	$446,833
Diluted earnings per share	$1.00	$0.72	$1.94	$1.94
Basic earnings per share	$1.00	$0.73	$1.96	$1.95
Weighted average common shares outstanding:
Diluted shares	232,841	230,381	232,569	230,626
Basic shares	230,828	229,225	230,632	229,094
Dividends per share	$0.20	$0.18	$0.40	$0.36

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales:
Electronic Instruments	$933,934	$647,882	$1,724,858	$1,422,107
Electromechanical	452,412	364,040	877,230	792,033
Consolidated net sales	$1,386,346	$1,011,922	$2,602,088	$2,214,140

Operating income:
Segment operating income:
Electronic Instruments	$226,637	$159,593	$433,534	$330,864
Electromechanical	112,434	84,287	217,467	160,851
Total segment operating income	339,071	243,880	651,001	491,715
Corporate administrative expenses	(22,460)	(16,890)	(41,045)	(32,685)
Consolidated operating income	$316,611	$226,990	$609,956	$459,030

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$390,644	$1,212,822
Receivables, net	754,045	597,472
Inventories, net	711,620	559,171
Other current assets	185,772	153,005
Total current assets	2,042,081	2,522,470

Property, plant and equipment, net	598,827	526,530
Right of use asset, net	178,698	167,233
Goodwill	5,139,807	4,224,906
Other intangibles, investments and other assets	3,795,851	2,916,344
Total assets	$11,755,264	$10,357,483

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$699,996	$132,284
Accounts payable and accruals	1,157,633	943,631
Total current liabilities	1,857,629	1,075,915

Long-term debt, net	2,262,100	2,281,441
Deferred income taxes and other long-term liabilities	1,292,236	1,050,781
Stockholders' equity	6,343,299	5,949,346
Total liabilities and stockholders' equity	$11,755,264	$10,357,483

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In millions, except per share amounts)
(Unaudited)

FREE CASH FLOW
Three Months Ended
June 30, 2021

Cash provided by operating activities	$287.0
Deduct: Capital expenditures	(23.5)
Free cash flow	$263.5

Free Cash Flow Conversion (Free cash flow divided by net income)	114%

ADJUSTED DILUTED EARNINGS PER SHARE
	Diluted Earnings Per Share
	Three Months Ended
	June 30,
	2021	2020

Diluted earnings per share (GAAP)	$1.00	$0.72
Pretax amortization of acquisition-related intangible assets	0.20	0.16
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.04)
Adjusted Diluted earnings per share (Non-GAAP)	$1.15	$0.84

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	September 30,		December 31,
	Low	High	Low	High
	2021	2021	2021	2021

Diluted earnings per share (GAAP)	$1.00	$1.02	$4.01	$4.07
Pretax amortization of acquisition-related intangible assets	0.21	0.21	0.80	0.80
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.05)	(0.19)	(0.19)
Adjusted Diluted earnings per share (Non-GAAP)	$1.16	$1.18	$4.62	$4.68

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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